Exhibit 99.01

DEXCOM TO COLLABORATE WITH THE LIFE SCIENCES TEAM AT GOOGLE ON THE DEVELOPMENT OF BREAKTHROUGH TECHNOLOGIES TO CHANGE THE FUTURE OF DIABETES MANAGEMENT

Healthcare and Technology Leaders Join Forces to Reduce Costs and Improve Outcomes for People with Diabetes

San Diego, CA, August 11, 2015 – DexCom, Inc. (NASDAQ:DXCM), a leader in continuous glucose monitoring (CGM) for people with diabetes, announced today that is has entered into an agreement with the life sciences team at Google to jointly develop a series of next-generation CGM products that are designed to be smaller and less expensive than existing technologies. These new products will incorporate Google’s miniaturized electronics platform with DexCom’s best-in-class sensor technology. This collaboration also provides an opportunity to better utilize the data generated by these CGM products to significantly improve the outcomes and reduce the costs associated with diabetes care.

“This partnership has the potential to change the face of diabetes technology forever,” said Kevin Sayer, President and Chief Executive Officer of Dexcom. “Working together, we believe we can introduce products that will move us beyond our core Type 1 business to become the standard of care for all people living with diabetes.”

“We’re committed to developing new technologies that will help move health care from reactive to proactive,” said Andrew Conrad, head of the life sciences team at Google. “This collaboration is another step towards expanding monitoring options and making it easier for people with diabetes to proactively manage their health.”

Initial products to be developed under the agreement will focus on minimizing both the cost and size of CGM body worn components. The products will be designed to be disposable, and will be intended for use across all diabetes markets. The goal is to empower more people to control their diabetes with real-time and actionable information by developing a low-cost, small, bandage-sized sensor that is connected to the cloud. By addressing these needs, we believe we will have the platform that can replace finger sticks and become the standard of care.

DexCom retains all sales and distribution rights of the products developed under this agreement. DexCom is also obligated to pay an initial upfront payment and milestone payments during development, and revenue-based royalties once these products are launched and have achieved a certain level of revenue.

Management will hold a conference call to review this agreement starting at 8:30 a.m. (Eastern Time) on Tuesday, August 11, 2015. The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom website at www.dexcom.com by navigating to “Our Company,” then “Investor Relations,” and then “Events and Webcasts,” and will be archived there for future reference.

To listen to the conference call, please dial (866) 352-2112 (US/Canada) or (630) 691-2779 (International) and use the confirmation number 9526250 approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for use by people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to the development, cost, size, intended use and technical specifications of the CGM products, the potential impact on outcomes and costs associated with diabetes care, and the potential payments to be made by DexCom pursuant to the collaboration agreement. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from DexCom’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the inability to successfully development new products and obtain regulatory approval; a lack of acceptance in the marketplace by physicians and patients; the inability to manufacture products in commercial quantities at an acceptable cost; possible delays in the company’s development programs; the inability of patients to receive reimbursement from third-party payors; and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the section entitled “Risk Factors” in DexCom’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to DexCom, and DexCom assumes no obligation to update any such forward-looking statement or reasons why results might differ.

Contacts:

DexCom, Inc.

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

858-200-0200

Candace Disler

Media Relations Manager

Green Room Communications

973-263-8585 x228
973–650-7975

candace@greenroompr.com